EXHIBIT 99.1

For Immediate Release

Tuesday, July 31, 2007

Contact:	David G. Ratz, Executive Vice President
(740) 286-3283

Oak Hill Financial Reports Revised 2nd Quarter GAAP Net Earnings

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq GS: OAKF) announced that it had revised the net earnings (U.S. GAAP) for the three and six months ended June 30, 2007 that it had reported on July 12, 2007. The revision was due to a change in the estimated proceeds from bank-owned life insurance.

For the three months ended June 30, 2007, Oak Hill Financial recorded U.S. GAAP net earnings of $3,961,000, or $0.74 per diluted share. For the six months ended June 30, 2007, the company’s U.S. GAAP net earnings were $6,574,000, or $1.22 per diluted share.

The U.S. GAAP net earnings for the second quarter and first six months of 2007 include a $996,000 non-taxable gain on bank-owned life insurance. Excluding this item, the company’s operating net income remained unchanged from the July 12 release at $2,965,000, or $0.55 per diluted share, for the second quarter of 2007 and $5,578,000, or $1.03 per diluted share, for the first six months of 2007.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 36 full-service banking offices and one bank loan production office in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions. On July 20, 2007, Oak Hill Financial and WesBanco, Inc. jointly announced the signing of a definitive agreement under which, subject to necessary shareholder and regulatory approval, Oak Hill Financial would be merged with and into WesBanco.

Additional information about Oak Hill Financial can be found on the company’s website at www.oakf.com.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company’s future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.